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                 [BALLARD SPAHR ANDREWS & INGERSOLL LETTERHEAD]





                                                              September 19, 1997



AIM Investment Securities Funds
11 Greenway Plaza
Suite 100
Houston, Texas  77046

           Re:      Rule 24f-2 Notice for AIM Investment
                    Securities Funds - Securities Act
                    File No. 33-39519

Gentlemen:

                  We have acted as counsel to AIM Investment Securities Funds (the "Fund"), a Delaware business trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end management, series investment company.

                  We have been informed that a registration statement on Form N-1A, as amended (the "Registration Statement") relating to an indefinite number of shares of beneficial interest in the Fund (the "Shares") has been filed with the Securities and Exchange Commission under the Securities Act of 1933 (Securities Act File No. 33-39519).

                  We further understand that, pursuant to the provisions of Rule 24f-2, the Fund is filing with the Securities and Exchange Commission a notice (the "Notice") making definite the registration of such Shares sold in reliance on Rule 24f-2 for the fiscal year ended July 31, 1997. Specifically, we have been informed by the Fund that a total of 27,076,147 Shares (representing interests in a series portfolio existing during such fiscal year) were issued from time to time during such fiscal year under Prospectuses which were included as part of the Registration Statement. The Fund has requested our opinion in connection with the filing of such Notice, for inclusion in such filing.






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AIM Investment Securities Funds
September 19, 1997
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                  In connection with our giving of this opinion, we have
examined a copy of the Fund's Agreement and Declaration of Trust, as amended, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Fund.

                  Based upon the foregoing, we are of the opinion that the 27,076,147 Shares issued by the Fund during its fiscal year ended July 31, 1997 were, when issued for payment as described in the Fund's Prospectuses referred to above, legally issued, fully paid and non-assessable by the Fund.

                  Both the Delaware Business Trust Act and the Fund's Agreement and Declaration of Trust, as amended (the "Trust Agreement"), provide that shareholders of the Fund shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware business trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of Fund property for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund itself is unable to meet its obligations and the express disclaimer of shareholder liabilities is determined not to be effective.

                                                   Very truly yours,


                                         /s/ BALLARD SPAHR ANDREWS & INGERSOLL